
INDEX MAP
White Bear Arm
Mineral Exploration Claims
N
W
E
S
017985M
017987M
Legend
Pelitic gneiss
Granite, quartz monzonite, granodiorite, syenite
Gabbronorite, amphibolite, mafic granulite
Symbols
Mineral Occurrence
Geological Fault
Castmor Resources Limited Exploration License
0
1
2
3
Kilometers